CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in this Registration Statement on Form SB-2 amendment no. 1 of our report dated March 15, 2000, relating to the consolidated financial statements of Digital Power Corporation and subsidiaries. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.




/s/ Hein + Associates LLP

Hein + Associates LLP
Certified Public Accountants

Orange, California
January 2, 2001